EXHIBIT 16.1



January 11, 2007


Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re:  China Wireless Communications, Inc.
File Ref. 333-49388

Commissioners:

We have read the statements made by China Wireless Communications, Inc. (Copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to item 4.01 of Form 8-K/A, as part of the Form 8-K/A of China Wireless Communications, Inc. dated January 11, 2007. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/ BONGIOVANNI AND ASSOCIATES

Bongiovanni and Associates